Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces Third Quarter 2020 Financial Results

Santa Clara, Calif.—October 26, 2020—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 26, 2020.

“Q3 revenues were aligned with our expectations, and with favorable product mix driving solid gross margins, our bottom-line results were better than forecast,” commented Wendell Blonigan, president and chief executive officer. “The team continued to execute extremely well in this challenging operating environment, delivering continued strength in the IVAS program as well as strong levels of technology upgrades for our hard disk drive (HDD) customers. While our inability to travel due to COVID-19 continues to delay our Thin-film Equipment (TFE) growth initiatives, VERTEX® demo activity with customers outside of China has increased, and forecasts for our two core businesses have further solidified since last quarter. Media capacity utilization by our HDD customers is approaching historical highs, and growing demand for nearline drives is benefiting our HDD media business in both the short- and longer-term. In Photonics, the IVAS program continues to push forward at a rapid pace, driving a record year for this business in 2020. We continue to gain momentum, and expect that Intevac will play a meaningful role in this critical, all-digital groundsoldier platform, which is expected to move into production sometime next year. We again strengthened our financial position in the third quarter, with total cash and investments growing to $49.4 million, and today have increasing confidence for profitable bottom-line results in fiscal 2020, with multiple drivers for a return to growth in 2021.”

($ Millions, except per share amounts)	Q3 2020		Q3 2019
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$21.6	$21.6	$26.3	$26.3
Operating Loss	$(0.1)	$(0.0)	$(0.4)	$(0.4)
Net Loss	$(0.4)	$(0.3)	$(0.5)	$(0.5)
Net Loss per Share	$(0.02)	$(0.01)	$(0.02)	$(0.02)

	Nine Months Ended September 26, 2020		Nine Months Ended September 28, 2019
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$69.2	$69.2	$73.4	$73.4
Operating Income (Loss)	$0.9	$1.0	$(3.4)	$(3.4)
Net Income (Loss)	$(0.1)	$0.0	$(4.1)	$(4.0)
Net Income (Loss) per Share	$(0.00)	$0.00	$(0.18)	$(0.18)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) restructuring charges; and (2) changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Third Quarter 2020 Summary

The net loss for the quarter was $357,000, or $0.02 per diluted share, compared to a net loss of $480,000, or $0.02 per diluted share, in the third quarter of 2019. The non-GAAP net loss was $254,000, or $0.01 per diluted share, compared to a non-GAAP net loss of $480,000, or $0.02 per diluted share, for the third quarter of 2019.

Revenues were $21.6 million, including $9.4 million of TFE revenues and $12.2 million of Photonics revenues. TFE revenues consisted of upgrades, spares and service. Photonics revenues included $6.5 million of research and development contracts and $5.7 million of product sales. In the third quarter of 2019, revenues were $26.3 million, of which $17.1 million in TFE revenues consisted of five solar implant ENERGi® systems, upgrades, spares and service, and $9.2 million in Photonics revenues consisted of $5.2 million of research and development contracts and $4.0 million of product sales.

TFE gross margin was 43.5% compared to 28.2% in the third quarter of 2019 and 36.4% in the second quarter of 2020. The improvement compared to both periods reflected more favorable product mix. Photonics gross margin was 42.8% compared to 43.1% in the third quarter of 2019 and 43.9% in the second quarter of 2020. Consolidated gross margin was 43.1%, compared to 33.4% in the third quarter of 2019 and 39.6% in the second quarter of 2020.

R&D and SG&A expenses were $9.4 million, compared to $9.2 million in the third quarter of 2019 and $9.3 million in the second quarter of 2020.

Order backlog totaled $63.3 million on September 26, 2020, compared to $69.0 million on June 27, 2020 and $115.4 million on September 28, 2019. Backlog at September 26, 2020 and June 27, 2020 did not include any 200 Lean® HDD systems. Backlog at September 28, 2019 included four 200 Lean HDD systems.

The Company ended the quarter with $49.4 million of total cash, restricted cash and investments and $99.1 million in tangible book value, defined as total stockholders’ equity, less intangible assets.

First Nine Months 2020 Summary

The net loss was $57,000, or $0.00 per diluted share, compared to a net loss of $4.1 million, or $0.18 per diluted share, for the first nine months of 2019. Non-GAAP net income was $46,000 or $0.00 per diluted share, compared to a non-GAAP net loss of $4.0 million, or $0.18 per diluted share, for the first nine months of 2019.

Revenues were $69.2 million, including $33.9 million of TFE revenues and $35.3 million of Photonics revenues, compared to revenues of $73.4 million, which included $49.3 million of TFE revenues and $24.1 million of Photonics revenues, for the first nine months of 2019.

TFE gross margin was 40.2%, an improvement compared to 32.4% in the first nine months of 2019, as a result of more favorable product mix. Photonics gross margin was 43.2% compared to 34.9% in the first nine months of 2019. The improvement from the first nine months of 2019 was primarily due to higher revenue levels and improved margins on both product sales and research and development contracts. Consolidated gross margin was 41.7%, compared to 33.2% in the first nine months of 2019.

R&D and SG&A expenses were $28.0 million compared to $27.7 million in the first nine months of 2019.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: restructuring charges and changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 407-0989 prior to the start time, and reference meeting number 13711015. For international callers, the dial-in number is +1 (201) 389-0921. You may also listen live via the Internet on the Company’s investor relations website at ir.intevac.com. For those unable to attend live, an archived webcast of the call will be available at ir.intevac.com.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean®, INTEVAC MATRIX®, INTEVAC VERTEX®, ENERGi®, DIAMOND DOG®, DiamondClad®, VERTEX Marathon®, and VERTEX Spectra® are registered trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: impacts related to the COVID 19 global pandemic, customer adoption of our products, future revenue growth potential for Photonics, and the future financial performance of Intevac. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: global economic impacts of COVID-19 including delays in customer evaluations, supply chain constraints and disruptions related to COVID-19, technology risk and challenges achieving customer adoption and revenue recognition in Thin-film Equipment markets, and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net revenues
TFE	$9,367	$17,116	$33,925	$49,325
Photonics	12,198	9,183	35,323	24,116

Total net revenues	21,565	26,299	69,248	73,441

Gross profit	9,300	8,778	28,876	24,375
Gross margin
TFE	43.5%	28.2%	40.2%	32.4%
Photonics	42.8%	43.1%	43.2%	34.9%

Consolidated	43.1%	33.4%	41.7%	33.2%

Operating expenses
Research and development	3,603	3,596	10,594	11,013
Selling, general and administrative	5,845	5,615	17,426	16,720

Total operating expenses	9,448	9,211	28,020	27,733

Total operating income (loss)	(148)	(433)	856	(3,358)

Operating income (loss)
TFE	(1,661)	(1,542)	(4,366)	(3,434)
Photonics	3,032	2,268	9,480	3,114
Corporate	(1,519)	(1,159)	(4,258)	(3,038)

Total operating income (loss)	(148)	(433)	856	(3,358)
Interest income and other income (expense), net	8	126	212	448

Net income (loss) before provision for income taxes	(140)	(307)	1,068	(2,910)
Provision for income taxes	217	173	1,125	1,144

Net loss	$(357)	$(480)	$(57)	$(4,054)

Net loss per share
Basic and Diluted	$(0.02)	$(0.02)	$(0.00)	$(0.18)

Weighted average common shares outstanding
Basic and Diluted	23,771	23,130	23,605	22,992

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 26, 2020	December 28, 2019
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$45,587	$36,487
Accounts receivable, net	23,221	28,619
Inventories	23,638	24,907
Prepaid expenses and other current assets	2,031	1,504

Total current assets	94,477	91,517
Long-term investments	3,074	5,537
Restricted cash	787	787
Property, plant and equipment, net	11,552	11,598
Operating lease right-of-use assets	8,739	10,279
Intangible assets, net	4	274
Other long-term assets	5,736	6,330

Total assets	$124,369	$126,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current operating lease liabilities	$2,776	$2,524
Accounts payable	4,463	4,199
Accrued payroll and related liabilities	6,478	6,488
Other accrued liabilities	2,289	3,593
Customer advances	1,051	4,007

Total current liabilities	17,057	20,811

Non-current liabilities
Non-current operating lease liabilities	7,516	9,532
Other long-term liabilities	688	186

Total non-current liabilities	8,204	9,718

Stockholders’ equity
Common stock ($0.001 par value)	24	23
Additional paid-in capital	191,976	188,290
Treasury stock, at cost	(29,551)	(29,158)
Accumulated other comprehensive income	502	424
Accumulated deficit	(63,843)	(63,786)

Total stockholders’ equity	99,108	95,793

Total liabilities and stockholders’ equity	$124,369	$126,322

Note: Amounts as of December 28, 2019 are derived from the December 28, 2019 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$(148)	$(433)	$856	$(3,358)
Restructuring charges[1]	103	—	103	—
Change in fair value of contingent consideration obligations[2]	—	—	—	7

Non-GAAP Operating Income (Loss)	$(45)	$(433)	$959	$(3,351)

Non-GAAP Net Income (Loss)
Reported net loss (GAAP basis)	$(357)	$(480)	$(57)	$(4,054)
Restructuring charges[1]	103	—	103	—
Change in fair value of contingent consideration obligations[2]	—	—	—	7
Income tax effect of non-GAAP adjustments[3]	—	—	—	—

Non-GAAP Net Income (Loss)	$(254)	$(480)	$46	$(4,047)

Non-GAAP Net Income (Loss) Per Diluted Share
Reported net loss per diluted share (GAAP basis)	$(0.02)	$(0.02)	$(0.00)	$(0.18)
Restructuring charges[1]	0.00	—	0.00	—
Change in fair value of contingent consideration obligations[2]	—	—	—	0.00
Non-GAAP Net Income (Loss) Per Diluted Share	$(0.01)	$(0.02)	$0.00	$(0.18)
Weighted average number of basic shares	23,771	23,130	23,605	22,992
Weighted average number of diluted shares	23,771	23,130	24,049	22,992

[1]	Results for the three and nine months ended September 26, 2020 include severance and other employee-related costs related to a restructuring program.
[2]	Results for nine months ended September 28, 2019 include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.
[3]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.